Exhibit 4.5

QYOU Media Inc.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three months ended March 31, 2022 and 2021

[unaudited] [expressed in Canadian dollars]

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

1.	BUSINESS AND ORGANIZATION

QYOU Media Inc. (“QYOU” or the “Company”) was incorporated pursuant to the Business Corporations Act (Alberta) on July 30, 1993 under the name “575161 Alberta Inc.”. The registered and head office of the Company is 154 University Avenue, Suite 601, Toronto, ON M5H 3Y9. The Company is a global media company that, through its subsidiaries, curate, produce and distributes content created by social media stars and digital content creators.

The Company has the following subsidiaries:

		Ownership percentage	Ownership percentage
		March 31, 2022	December 31, 2021
Entity name	Country	%	%
QYOU Media Inc.	Canada	100	100
QYOU Productions Inc.	Canada	100	100
QYOU Limited	Ireland	100	100
QYOUTV International Limited	Ireland	100	100
QYOU USA Inc.	USA	100	100
QYOU Media India Private Ltd.	India	88	88
Chatterbox Technologies Private Ltd.	India	97	97

Effective July 1, 2021, the Company amalgamated QYOU Media Inc. and a wholly-owned subsidiary QYOU Media Holdings Inc. into QYOU Media Inc.

Impact of COVID-19

During the three months ended March 31, 2022 and 2021, the outbreak of the novel strain of coronavirus, specifically identified as “COVID-19,” has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The extent to which COVID-19 and any other pandemic or public health crisis impacts the Company’s business, affairs, operations, financial condition, liquidity, availability of credit and results of operations will depend on future developments that are highly uncertain and cannot be predicted with any meaningful precision, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to contain the COVID-19 virus or remedy its impact, among others.

Change of Fiscal Year-end

Effective in 2021, the Company changed its fiscal year end from June 30 to December 31 in order to align the Company’s year-end with that of comparative media companies. Accordingly, the condensed consolidated interim financial statements present the statements of financial position as at March 31, 2022 and December 31, 2021, and the results of operations for the three months ended March 31, 2022 and 2021.

2.	BASIS OF PRESENTATION

[a]	Statement of Compliance

These unaudited condensed consolidated interim financial statements (“financial statements”) were prepared using the same accounting policies and methods as those used in the Company’s audited consolidated financial statements for the six months ended December 31, 2021. These financial statements have been prepared in compliance with IAS 34 – Interim Financial Reporting, as issued by the International Accounting Standards Board (“IASB”). Accordingly, certain disclosures normally included in annual financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) have been omitted or condensed. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the six months ended December 31, 2021.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

The timely preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies, if any, as at the date of the financial statements, and the reported amounts of revenue and expenses during the three months ended March 31, 2022. By their nature, estimates are subject to measurement uncertainty and changes in such estimates in future periods could require a material change in the financial statements.

These financial statements were approved and authorized for issuance by the Board of Directors of the Company on May 30, 2022.

[b]	Functional Currency and Presentation Currency

These financial statements are presented in Canadian dollars, which is the functional currency of QYOU Media Inc.

The functional currencies of the Company’s subsidiaries are as follows:

Name of Subsidiary	Jurisdiction of incorporation	Functional currency
QYOU Media Inc.	Canada	Canadian dollar
QYOU Productions Inc.	Canada	Canadian dollar
QYOU Limited	Ireland	Euro
QYOUTV International Limited	Ireland	Euro
QYOU USA Inc.	USA	US dollar
QYOU Media India Private Ltd.	India	Indian rupee
Chatterbox Technologies Private Ltd.	India	Indian rupee

[c]	Basis of Consolidation

The interim financial statements incorporate the financial information of the Company and the subsidiaries over which the Company has control. An entity is controlled when the Company has the ability to direct the relevant activities of the entity, has exposure or rights to variable returns from its involvement with the entity and is able to use its power over the entity to affect its returns from the entity.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control as prescribed by IFRS 10 – Consolidated Financial Statements. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the unaudited consolidated interim statements of operations and comprehensive income from the date the Company gains control until the date when the Company ceases to control the subsidiary. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Company’s accounting policies.

All intercompany assets and liabilities, equity, income, expenses and cash flows are eliminated in full on consolidation.

[d]	Use of Estimates and Judgments

The preparation of these financial statements in conformity with IFRS requires management to make estimates and judgements that affect the application of accounting policies and the reported amounts of assets and liabilities, consistent with those disclosed in the audited consolidated financial statements for the six months ended December 31, 2021 and described in these financial statements. Actual results could differ from these estimates.

Estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in preparing these financial statements are unchanged from those disclosed in the Company’s audited consolidated financial statements for the six months ended December 31, 2021, and have been applied consistently to all periods presented in these financial statements.

New standards, amendments and interpretations not yet adopted by the Company

The following new accounting standards have been issued but not yet adopted by the Company as at March 31, 2022:

IAS 1, Presentation of Financial Statements (“IAS 1”)

In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (Amendments to IAS 1). The amendments aim to promote consistency in applying the requirements by helping companies determine whether, in the consolidated statements of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The amendments include clarifying the classification requirements for debt a company might settle by converting it into equity.

The amendments are effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted. In July 2020, the effective date was deferred to January 1, 2023. The Company is still assessing the impact of adopting these amendments on its financial statements.

In February 2021, the IASB issued amendments to IAS 1 and IFRS Practice Statements 2, Making Materiality Judgements, to help entities provide accounting policy disclosures that are more useful by replacing the requirement to disclose "significant" accounting policies with a requirement to disclose "material" accounting policies. The amendments are effective for annual periods beginning on or after January 1, 2023, with earlier application permitted. The Company is currently evaluating the impact of these amendments on its financial statements and will apply the amendments from the effective date.

IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”)

In February 2021, the IASB issued Definition of Accounting Estimates, which amends IAS 8. The amendment replaces the definition of a change in accounting estimates with a definition of accounting estimates. Under the new definition, accounting estimates are “monetary amounts in financial statements that are subject to measurement uncertainty”. The amendment provides clarification to help entities to distinguish between accounting policies and accounting estimates.

The amendments are effective for annual periods beginning on or after January 1, 2023. The Company is still assessing the impact of adopting these amendments on its financial statements.

IAS 12, Income Taxes (“IAS 12”)

In May 2021, the IASB issued Deferred Tax related to Assets and Liabilities arising from a single transaction (Amendments to IAS 12). The amendment narrows the scope of the initial recognition exemption so that it does not apply to transactions that give rise to equal and offset temporary differences. As a result, companies will need to recognize a deferred tax asset and deferred tax liability for temporary differences arising on initial recognition of transactions such as leases and decommissioning obligations.

The amendments are effective for annual reporting periods beginning on or after January 1, 2023 and are to be applied retrospectively. The Company is still assessing the impact of adopting these amendments on its financial statements.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

4.	BUSINESS COMBINATION

Chatterbox

On June 14, 2021, the Company acquired 97% of the outstanding common shares of Chatterbox, an influencer marketing company based in India for total consideration of $4,711,063, as part of the Company’s international distribution and strategic partnerships growth strategy. The purchase consideration consisted of cash consideration of $2,630,345, working capital adjustment of $106,837, 2021 earnings before income tax, depreciation and amortization (“EBITDA”) adjustments of ($68,103) and $2,552,135 of contingent consideration.

The share acquisition of Chatterbox qualified as a business combination and was accounted for using the acquisition method of accounting. Accordingly, the results of Chatterbox have been included in the condensed consolidated interim financial statements of the Company from the date of acquisition, which is the date the Company obtained control.

Due to the complexity associated with the valuation process, the identification and measurement of the assets acquired, and liabilities assumed, as well as the measurement contingent consideration is provisional and subject to adjustment on completion of the valuation process and analysis of resulting tax effects. Management will finalize the accounting for the acquisition, specifically the intangible assets, contingent consideration, and the related tax effects, no later than one year from the date of the acquisition and will reflect these adjustments retrospectively as required under IFRS 3. Differences between these provisional estimates and the final acquisition accounting may occur and these differences could have a material impact on the Company’s future financial position and results of operations.

The allocation of the total consideration to the fair value of the identifiable assets acquired and liabilities assumed as at the date of the acquisition was as follows:

$
Cash and cash equivalents	747,785
Trade receivables	256,259
Other receivables	50,718
Customer relationships	298,438
Brand name	619,802
Goodwill	3,231,125
Trade and other payables	(260,919)
Deferred tax liabilities	(232,145)
4,711,063

Goodwill arising from the acquisition reflects the benefits attributable to synergies, revenue growth and future market development. These benefits were not recognized separately from goodwill because they did not meet the recognition criteria for identifiable intangible assets. Goodwill is not deductible for income tax purposes.

During the fiscal period ending December 31, 2021, the Company paid additional consideration related to working capital adjustments of $106,837, with net post acquisition measurement adjustments of $37,352. Management is continuing to review the acquisition and its accounting and finalizing the accounting for the acquisition no later than one year from the date of the acquisition.

The contingent consideration is classified as Level 3 in the fair value hierarchy. The contingent consideration fair value is based on the present value of the estimated likely obligation. During the three months ended December 31, 2021, the Company recorded a loss on the remeasurement of contingent consideration of $393,950 and as at March 31, 2022, the fair value of the contingent consideration was $2,552,135 (December 31, 2021 of $2,638,912). The Company uses a scenario-based model to independently assess individual earnouts and calculate the fair value of the earnout based on probabilities of success attributable to each individual scenario. The significant assumptions used in making the estimates are revenue growth rate and discount rate. A 10% change in the discount rate used in the valuation of the contingent consideration as at March 31, 2022 would change the valuation of the liability by approximately $145,000.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

The Non-Controlling Interest (“NCI”) on the transaction meets the definition of a liability as the Company is obligated to purchase the remaining 3% of common shares. The amount payable is included in contingent consideration and is measured at fair valued through profit or loss.

The contingent consideration as at March 31, 2022:

Earnout
$
As at December 31, 2020	—
Acquisition - Chatterbox	2,186,960
Loss on remeasurement of contingent consideration	393,950
Effects of foreign exchange	58,002
Balance – December 31, 2021	2,638,912
Effects of foreign exchange	(86,777)
Balance – March 31, 2022	2,552,135
Current	833,361
Non-current	1,718,774

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

5.	PROPERTY AND EQUIPMENT

The Company’s property and equipment are as follows:

	Computer hardware
	and equipment	Furniture and fixtures	Total
Cost	$	$	$
As at December 31, 2020	228,974	273,291	502,265
Additions	36,613	31,475	68,088
Foreign exchange	(1,615)	11,823	10,208
As at December 31, 2021	263,972	316,589	580,561
Additions	66,942	7,988	74,930
Foreign exchange	(7,010)	(2,338)	(9,348)
As at March 31, 2022	323,904	322,239	646,143

	Computer hardware
	and equipment	Furniture and fixtures	Total
Accumulated depreciation	$	$	$
As at December 31, 2020	207,475	241,392	448,867
Depreciation	7,107	9,350	16,457
Foreign exchange	(1,475)	12,014	10,539
As at December 31, 2021	213,107	262,756	475,863
Depreciation	9,711	2,305	12,016
Foreign exchange	(4,235)	(765)	(5,000)
As at March 31, 2022	218,583	264,296	482,879

	Computer hardware
	and equipment	Furniture and fixtures	Total
Net book value	$	$	$
As at December 31, 2021	50,865	53,833	104,698
As at March 31, 2022	105,321	57,943	163,264

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

6.	CAPITALIZED PROGRAMMING ASSET

The Company’s capitalized programming asset are as follows:

Cost	$
As at December 31, 2020	—
Additions	211,501
Effects of foreign exchange	2,665
As at December 31, 2021	214,166
Additions	169,197
Effects of foreign exchange	(10,662)
As at March 31, 2022	372,701

Accumulated amortization	$
As at December 31, 2020	—
Amortization	24,406
Effects of foreign exchange	307
As at December 31, 2021	24,713
Amortization	6,617
Effects of foreign exchange	(954)
As at March 31, 2022	30,376

Net book value	$
As at December 31, 2021	189,453
As at March 31, 2022	342,325

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

7.	INTANGIBLE ASSETS

A summary of the Company’s intangible assets are as follows:

		Brand	Customer
	Brand QYOU	Chatterbox	relationships	Total
	$	$	$	$
As at December 31, 2020	92,265	—	—	92,265
Acquisition - Chatterbox	—	619,802	298,438	918,240
Effects of foreign exchange	(7,194)	16,439	7,915	17,160
As at December 31, 2021	85,071	636,241	306,353	1,027,665
Effects of foreign exchange	(3,181)	(20,922)	(10,074)	959,693
As at March 31, 2022	81,890	615,319	296,279	1,987,358

		Brand	Customer
	Brand QYOU	Chatterbox	relationships	Total
Accumulated amortization	$	$	$	$
As at December 31, 2020	—	—	—	—
Amortization	—	—	27,755	27,755
Effects of foreign exchange	—	—	1,971	1,971
As at December 31, 2021	—	—	29,726	29,726
Amortization	—	—	12,436	12,436
Effects of foreign exchange	—	—	(2,811)	991,059
As at March 31, 2022	—	—	39,351	1,033,221

		Brand	Customer
	Brand QYOU	Chatterbox	relationships	Total
Net book value	$	$	$	$
As at December 31, 2021	85,071	636,241	276,627	997,939
As at March 31, 2022	81,890	615,319	256,928	954,137

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

8.	GOODWILL

A summary of the Company’s goodwill is as follows:

Goodwill
$
As at December 31, 2020	—
Acquisition - Chatterbox	3,231,125
Chatterbox - Working capital adjustments	37,352
Effects of foreign exchange	131,162
Balance – December 31, 2021	3,399,639
Effects of foreign exchange	(111,790)
Balance – March 31, 2022	3,287,849

9.	RIGHT-OF-USE ASSETS

The Company has three office leases with maturities ranging between 1 to 3 years.

The Company’s right-of-use assets are as follows:

$
Balance – December 31, 2020	421,531
Additions	467,462
Depreciation	(128,517)
Effects of foreign exchange	(7,209)
Balance – December 31, 2021	753,267
Additions	-
Termination of lease	(149,707)
Depreciation	(59,783)
Effects of foreign exchange	(20,968)
Balance – March 31, 2022	522,809

10.	LEASE LIABILITIES

The Company’s lease liabilities are as follows:

$
Balance – December 31, 2020	451,429
Additions	467,462
Add: Interest expense	40,468
Less: Lease payments	(151,826)
Effects of foreign exchange	(6,700)
Balance – December 31, 2021	800,833
Additions	-
Termination of lease	(162,144)
Add: Interest expense	6,733
Less: Lease payments	(68,678)
Effects of foreign exchange	(11,999)
Balance – March 31, 2022	564,745
Current	210,756
Non-current	353,989

During the three months ended March 31, 2022, the Company terminated its lease agreement for office space for the QYOU Media India Private Ltd. and recognized a gain on termination of $12,437.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

11.	SHARE CAPITAL

						Compensation
						options amount
					Compensation	within share-based
	Common shares	Share capital	Warrants	Warrants	options	payment reserve
	#	$	#	$	#	$
Balance, December 31, 2020	265,733,521	26,862,214	72,037,552	2,215,005	9,219,635	635,893
Issuance of common shares and warrants, net of issuance costs [a] [b]	48,968,435	8,786,984	20,535,780	1,931,673	3,285,724	993,666
Compensation options and warrants exercised [c] [d]	69,361,582	6,646,820	(56,898,507)	(445,996)	(8,174,553)	(186,482)
RSU Redeemed [e]	11,925,007	1,931,333	—	—	—	—
Share options exercised [f]	5,322,436	492,762	—	—	—	—
Share-based compensation [g]	83,333	38,750	—	—	—	—
Compensation options and warrants expired	—	—	(14,250)	—	(189,907)	—
Balance, December 31, 2021	401,394,314	44,758,863	35,660,575	3,700,682	4,140,899	1,443,077

Compensation options and warrants exercised [h]	2,494,990	218,951	(2,494,990)	(26,702)	—	—
RSUs redeemed [i]	4,316,673	1,099,500	—	—	—	—
Share options exercised [j]	16,664	1,505	—	—	—	—
Compensation options and warrants expired	—	—	—	—	(17,500)	—
Balance, March 31, 2022	408,222,641	46,078,819	33,165,585	3,673,980	4,123,399	1,443,077

[a]	During the three months ended March 31, 2021, the Company completed the issuance of 41,071,560 units of the Company as part of a private placement at a price of $0.28 per unit. The total gross proceeds from the issuance was $11,500,037. Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant exercisable to purchase one common share at a price of $0.45 (a “45 Cent Warrant”).

Each 45 Cent Warrant is exercisable to purchase one common share in the capital of the Company at a price of $0.45 per 45 Cent Warrant Share until February 25, 2023. The fair value of each 45 Cent Warrant is $0.1837 per warrant, calculated using the Black-Scholes options pricing model with a market price per common share of $0.315 on the date of grant, a risk-free interest rate of 0.32%, an expected annualized volatility of 131% and expected dividend yield of 0%.

Total transaction costs consisted of $2,942,270 in cash and issuance of 3,285,724 compensation options to the agents in connection with the transaction. Each compensation option is exercisable into one unit until February 25, 2023 at a price of $0.28. Total fair value of the compensation options was determined to be $993,666. The fair value of the compensation units was determined using the Black-Scholes options pricing model with a market price per common share of $0.315, a risk-free interest rate of 0.32%, an expected annualized volatility of 131% and expected dividend yield of 0%.

[b]	On August 16, 2021 the Company completed the issuance of 7,896,875 common shares as part of a non-brokered private placement at a price of $0.32 per share. Total gross proceeds from the issuance was $2,527,000. In addition to the issuance of common shares, the Company also granted the investor a right to subscribe for an additional US $2,000,000 worth of common shares between January 1, 2022 and March 31, 2022 at the greater of $0.42 per share and a discounted price based on the volume weighted-average price of the common shares on the TSXV. The option meets the definition of a derivative liability, and as such was initially recognized at its fair value of $114,532. The fair value of the liability was estimated by utilizing a Monte Carlo simulation. As at December 31, 2021, the Company revalued the liability relating to the derivative, and determined that the fair value was $nil, due to decreases in the trading price of the Company’s common shares on the TSXV. As such, the Company has recognized a gain on revaluation of derivative liability in the consolidated statements of loss and comprehensive loss of $114,532 in the six months ended December 31, 2021. Total transaction costs consisted of $251,577 in cash. On the date of the investment, the Company purchased media credits in the amount of $2,000,000 USD from the investor. Of this amount, $1,296,685 CAD remains in the prepaid expenses as of March 31, 2022 to be utilized over the remaining fiscal year.

[c]	During the twelve months ended December 31, 2021, 8,174,553 compensation options were exercised for proceeds of $413,425. Upon exercise of the compensation options the Company issued 8,174,553 common shares, 2,189,092 5 Cent Warrants, 332,500 8 Cent Warrants, 844,541 10 Cent Warrants, 897,389 12 Cent Warrants and 25,000 45 Cent Warrants.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

[d]	During the twelve months ended December 31, 2021, 17,489,913 5 Cent Warrants, 4,152,510 8 Cent Warrants, 19,118,750 10 Cent Warrants and 20,425,856 12 Cent Warrants were exercised for proceeds of $4,702,478. Upon the exercise of the warrants the Company issued 61,187,029 common shares.

[e]	During the twelve months ended December 31, 2021, 11,925,007 restricted share units were redeemed for 11,925,007 common shares.

[f]	During the twelve months ended December 31, 2021, 5,322,436 share options were exercised for proceeds of $298,505. Upon the exercise of the share options 5,322,436 common shares were issued.

[g]	During the twelve months ended December 31, 2021, the Company issued 83,333 common shares to a non-related party resulting in a recognition of $34,583 share-based compensation expense.

[h]	During the three months ended March 31, 2022, 2,249,990 8 cent warrants and 245,000 5 cent warrants were exercised for proceeds of $192,249. Upon the exercise of the warrants the Company issued 2,494,990 common shares.

[i]	During the three months ended March 31, 2022, 4,316,673 restricted share units were redeemed for 4,316,673 common shares.

[j]	During the three months ended March 31, 2022, 16,664 share options were exercised for proceeds of $937. Upon the exercise of the share options, 16,664 common shares were issued.

The following is a summary of the Company’s warrants outstanding as at March 31, 2022:

	Exercise price	Number Outstanding
Expiry date	$	#
June 30, 2022	0.05	12,604,805
February 25, 2023	0.45	20,560,780
	0.30	33,165,585

The following is a summary of the Company’s warrants outstanding as at December 31, 2021:

	Exercise price	Number Outstanding
Expiry date	$	#
February 11, 2022	0.08	2,249,990
June 30, 2022	0.05	12,849,805
February 25, 2023	0.45	20,560,780
	0.28	35,660,575

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

12.	SHARE-BASED COMPENSATION

The Company has established a share option plan and restricted share unit (“RSU”) plan for directors, officers, employees and consultants of the Company. The Company’s Board of Directors determines, among other things, the eligibility of individuals to participate in these plans and the term, vesting periods, and the exercise price of share options granted to individuals under the share option plan.

Each share option converts into one common share of the Company on exercise and on receipt of exercise price. Each RSU converts into one common share of the Company on the date of vesting at $nil exercise price. Share options may be exercised at any time from the date of vesting to the date of their expiry.

[i]	Share options

Changes in the number of share options during the three months ended March 31, 2022, and twelve months ended December 31, 2021 were as follows:

		Weighted average
	Number of options	exercise price
	#	$
Outstanding as at December 31, 2020	22,500,541	0.15
Granted	19,125,000	0.28
Forfeited	(260,938)	0.36
Expired	(112,513)	0.35
Cancelled	(150,000)	0.30
Exercised	(5,322,436)	0.05
Outstanding as at December 31, 2021	35,779,654	0.23
Expired	(4,231,771)	0.50
Exercised	(16,664)	0.08
Outstanding as at March 31, 2022	31,531,219	0.19

There were nil share options granted for the three months ended March 31, 2022. The fair value of share options granted during the twelve months ended December 31, 2021 at the date of grant using the Black Scholes option pricing model using the following inputs:

December 31, 2021
Grant date share price	$0.18 - $0.38
Exercise price	$0.18 - $0.37
Expected dividend yield	--
Risk free interest rate	0.35% - 1.56%
Expected life	5 years
Expected volatility	100% - 115%

Expected volatility was estimated by using the historical volatility of the Company. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on government bonds with a remaining term equal to the expected life of the options.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

The following table is a summary of the Company’s share options outstanding as at March 31, 2022:

Options outstanding			Options exercisable
		Weighted average
		remaining contractual
Exercise price	Number outstanding	life [years]	Exercise price	Number exercisable
$	#	#	$	#
0.050	7,622,903	3.27	0.050	3,785,491
0.060	2,000,000	2.21	0.060	2,000,000
0.075	2,883,315	1.91	0.075	2,370,010
0.180	4,350,000	3.82	0.180	1,268,792
0.275	3,425,000	4.65	0.275	422,950
0.300	8,600,001	3.92	0.300	2,292,550
0.360	2,000,000	4.21	0.360	375,012
0.370	300,000	4.16	0.370	62,500
0.500	350,000	0.57	0.500	350,000
0.191	31,531,219	3.52	0.143	12,927,305

The following table is a summary of the Company’s share options outstanding as at December 31, 2021:

Options outstanding			Options exercisable
		Weighted average
		remaining contractual
Exercise price	Number outstanding	life [years]	Exercise price	Number exercisable
$	#	#	$	#
0.050	7,622,903	3.51	0.050	3,338,622
0.060	2,000,000	2.45	0.060	2,000,000
0.075	2,899,979	2.16	0.075	2,242,516
0.180	4,350,000	4.07	0.180	996,908
0.275	3,425,000	4.90	0.275	65,634
0.300	8,600,001	4.17	0.300	1,751,962
0.360	2,000,000	4.45	0.360	250,008
0.370	300,000	4.41	0.370	43,750
0.500	4,581,771	0.29	0.500	4,581,771
0.228	35,779,654	3.35	0.234	15,271,171

During the three months ended March 31, 2022, the Company recognized $480,018 of share-based compensation expense associated with options issued under the share option plan. During the three months ended March 31, 2021, the Company recognized $443,923, of share-based compensation expense associated with options issued under the share option plan.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

[ii]	RSUs

Changes in the number of RSUs during the three months ended March 31, 2022 and twelve months ended December 31, 2021 were as follows:

	Number of RSUs	Number exercisable
	#	#
Outstanding as at December 31, 2020	16,224,999	7,575,000
Vested	—	4,350,007
Granted	13,650,000	—
Forfeited	—	—
Redeemed	(11,925,007)	(11,925,007)
Outstanding as at December 31, 2021	17,949,992	—
Vested	—	4,316,673
Granted	—	—
Forfeited	—	—
Redeemed	(4,316,673)	(4,316,673)
Outstanding as at March 31, 2022	13,633,319	—

Nil RSUs were granted during the three months ended March 31, 2022 (three months March 31, 2021 – 9,900,000). During the three months ended March 31, 2022, the Company recognized $543,609 (2021 - $433,246) of share-based compensation expense associated with RSUs issued under the RSU plan.

13.	NON-CONTROLLING INTEREST

The Company has an 88% (December 31, 2021 – 88%) ownership interest in QYOU India.

Reconciliation of non-controlling interest is as follows:

$
Balance — December 31, 2020	(296,520)
Share of net loss for the period	(146,923)
Balance — December 31, 2021	(443,443)
Share of net loss for the period	(83,092)
Balance — March 31, 2022	(526,535)

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

The following is a summary of QYOU India’s stand-alone financial results:

	As at and three month months	As at December 31, 2021 and
	ended	three months ended
	March 31, 2022	March 31, 2021
	$	$
Current assets	5,026,744	4,638,638
Non-current assets	605,076	380,458

Current liabilities	1,001,507	1,179,431
Non-Current liabilities	431,583	447,079

Revenue	2,228,708	60,963
Net income (loss)	(692,430)	(668,687)

14.	CONTINGENCIES

In the ordinary course of business, from time to time the Company is involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to these claims to be material to these financial statements.

15.	RELATED PARTY TRANSACTIONS

Key management personnel and directors include the Company’s CEO, CFO, executives and members of the Board of Directors. The compensation paid or payable to key management and directors comprised of the following:

On June 5, 2017, the Company agreed to loan Curt Marvis, the Chief Executive Officer of the Company, an aggregate principal amount of USD$150,000, as evidenced by a promissory note issued by Mr. Marvis to the Company, which bears interest at a rate of 3% per annum (the “Officer Loan”) and was originally intended to become due on June 5, 2019. The Company extended the term of the promissory note to January 31, 2021. During the twelve months ended December 31, 2021, the loan was forgiven by the Company and the carrying amount of $214,420 including interest was recorded as an expense in the statements of loss and comprehensive loss under legal and consulting expenses.

Compensation expense for the Company’s key management personnel for the three months ended March 31, 2022 and 2021 were as follows:

	2022	2021
For the three months ended March 31,	$	$
Salaries, benefits and consulting fees	458,820	457,194
Share-based payments	466,985	467,829
	925,805	925,024

Included in trade and other payables is $nil (December 31, 2021 - $167,126) owing to executives for expense reimbursement and sales commissions.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

16.	FINANCIAL INSTRUMENTS

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding receivables. The Company trades only with recognized, creditworthy third parties. The Company performs credit checks for all customers who wish to trade on credit terms. As at March 31, 2022, two customers represented 38% (December 31, 2021, two customers represented 37%) of the outstanding trade receivable balance. As at March 31, 2022, the Company recorded a provision of $68,509 for expected credit loss (December 31, 2021 - $32,238).

The Company does not hold any collateral as security but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

The aging of trade receivables is as follows:

	March 31, 2022	December 31, 2021
	$	$
Current	2,832,021	2,336,188
1 to 30 days	456,713	571,824
31 to 60 days	359,963	929,652
> 60 days	530,966	326,033
	4,179,663	4,163,697
Less: credit loss impairment	68,509	32,238
Total trade receivables	4,111,154	4,131,459

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s exposure to liquidity risk is dependent on the Company’s ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows and the issuance of share capital.

The Company is obligated to the following contractual maturities of undiscounted cash flows:

			Contractual cash flows
		Total contractual
	Carrying amount	cash flows	Year 1	Year 2	Year 3	Year 4	Year 5 and beyond
	$	$	$	$	$	$	$
Trade and other payables	4,234,095	4,234,095	4,234,095	—	—	—	—
Lease liabilities	564,745	601,194	240,201	233,652	127,341	—	—
Contingent consideration	2,552,135	3,481,696	762,596	1,141,490	1,577,610	—	—
Borrowings	59,743	312,006	11,176	11,176	11,176	11,176	267,302

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: foreign currency risk, interest rate risk and other price risk.

Foreign Currency risk

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company’s primary exposure with respect to foreign currencies is from USD and Indian Rupee denominated cash and other payables. A 1% change in the foreign exchange rates would not result in any significant impact to the financial statements.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to cash flow interest rate risk as at March 31, 2022.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risks as at March 31, 2022.

Fair values

The carrying values of cash and cash equivalents, trade receivables, other receivables, borrowings and trade and other payables approximate the fair values due to the short-term nature of these items. The risk of material change in fair value is not considered to be significant due to a relatively short-term nature. The carrying value of borrowings approximate the fair value and change risk of material change in fair value is not considered to be significant. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

•	Level 1 – Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

•	Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 – Significant unobservable inputs, which are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The contingent consideration is recognized as Level 3 (Note 4) and recorded at fair value through profit and loss.

17.	CAPITAL MANAGEMENT

The Company defines its capital as shareholders’ equity. The Company’s objectives when managing capital are to build liquidity and shareholders’ equity to ensure that strategic objectives are met. The Company makes every attempt to manage its liquidity to minimize shareholder dilution when possible.

The Company policy on dividends is to retain cash to keep funds available to finance operations and growth.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

Capital structure is managed within guidelines approved by the Board of Directors. The Company makes adjustments to its capital structure based on changes in economic conditions and planned requirements. The Company has the ability to adjust its capital structure by issuing new equity or debt.

18.	SEGMENT INFORMATION

Reportable segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker, with appropriate aggregation. The chief operating decision maker is the CEO who is responsible for allocating resources, assessing performance of the reportable segment and making key strategic decisions. The Company operates in a single segment, being the distribution of curated media content. Segment performance is evaluated based on profit or loss and is measured consistently with profit or loss in the financial statements.

The Company operates in four geographical areas, being Canada, United States of America, Ireland and India. Revenue and assets by geography are presented below:

As at and for the three months ended March 31, 2022

	Canada	USA	Ireland	India	Intercompany	Total
Revenue	—	1,363,999	11,065	3,859,616	—	5,234,680
Current assets	3,857,587	1,979,200	25,391	7,266,180	—	13,128,358
Non-current assets	4,724,148	39,068	81,890	573,154	—	5,418,260

As at and for the three months ended March 31, 2021

	Canada	USA	Ireland	India	Intercompany	Total
Revenue	—	94,791	52,797	60,963	—	208,551
Current assets	37,591,014	7,992,509	18,010,259	1,110,105	(50,908,535)	13,795,352
Non-current assets	387,629	44,608	88,058	49,977	—	570,272

As at March 31, 2022, two customers (2021 – two) customers represented 10% or more of total revenue.

	March 31, 2022	December 31, 2021
	%	%
Customer 1	17	19
Customer 2	13	11
Percentage of total revenue	30	30

19.	SUBSEQUENT EVENTS

From April 1, 2022 to May 30, 2022, 8,332 share options were exercised for total proceeds of $625, resulting in the issuance of 8,332 common shares.

From April 1, 2022 to May 30, 2022, 1,407,291 5 Cent warrants were exercised for total proceeds of $70,365, resulting in the issuance of 1,407,291 common shares.

In April 2022, the Company entered into a capital market advisory agreement with The Governance Box Inc. (“GBX”). Upon commencement of the Agreement, 150,000 share options were granted. The share options are exercisable at a price of $0.20 per share option. 300,000 RSUs were also granted vesting under the standard 3-year term according to the current RSU plan of the Company. One third of RSUs granted vest on each of the first three anniversaries of the date of grant. The Company further agreed to issue 100,000 Bonus RSUs if the listing of the Company on NASDAQ or another senior market occurs on or before October 31, 2022.

QYOU Media Inc.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

[unaudited] [expressed in Canadian dollars, unless otherwise noted]

March 31, 2022 and 2021

In April 2022, the Company entered into a consulting agreement with Supercharged Stocks Limited. Upon commencement of the Agreement, 150,000 share options were granted. The share options are exercisable at a price of $0.22 per share option.

On April 8, 2022, 2,185,000 share options were granted to certain employees, officers and consultants of the Company pursuant to the Company’s share option plan. The share options are exercisable at a price of $0.21 per share option, vest on a monthly basis for a period of 4 years and expire 5 years from the grant date. Of the total share options granted, 850,000 were issued to related parties. 550,000 RSUs were granted to certain employees, officers and consultants of the Company. One third of RSUs granted vest on each of the first three anniversaries of the date of grant. Of the total RSUs, 100,000 were issued to related parties.